EXHIBIT 99.1

Contact:
Bruce J. Haber
(914) 235-5550, x. 12
bhaber@primedical.net

Emergent Group Inc. Selected for Russell Microcap(r) Index

SUN VALLEY, Calif., June 30, 2009 (GLOBE NEWSWIRE) -- Russell Investments has announced that Emergent Group Inc. (NYSE Amex:LZR), a leading provider of mobile medical lasers and surgical equipment, has been included in its Russell Microcap Index.

Emergent Group was among companies added to the reconstituted index finalized by Russell yesterday. The Russell Microcap Index measures the performance of the U.S. equity market's microcap segment and makes up less than 3% of that market. It includes 1,000 of the smallest securities in the small-cap Russell 2000(r) Index, based on a combination of their market capitalization and current index membership, and it includes the next 1,000 securities. Russell indices are used by investment managers and institutional investors for index funds and as benchmarks for investment strategies.

"The selection of Emergent Group for the Russell Microcap Index is among a long list of company achievements in recent years," said Chairman and CEO Bruce J. Haber. "In May, we reported our seventh consecutive quarter of record revenue growth and our financial performance has made us a standout in an otherwise challenging economic environment. We have well-defined growth strategies and see a host of important business opportunities as we look ahead to the balance of fiscal 2009. And now, with this latest inclusion in the Russell Microcap Index, we look forward to increasing Emergent Group's visibility among institutional investors and fund managers."

About Emergent Group Inc.

Emergent Group Inc., through its wholly owned subsidiary, PRI Medical Technologies, Inc. ("PRI Medical"), provides mobile medical laser and surgical equipment in 16 states on a per-procedure basis to hospitals, outpatient surgery centers and physicians' offices. Surgical equipment is provided to customers along with technical support personnel to ensure that such equipment is operating correctly. PRI Medical currently offers its services in five states in the western United States and 11 states along the eastern seaboard. Emergent Group, Inc. is a member of the Russell Microcap(r) Index. For investor and product information, visit Emergent Group's website, www.emergentgroupinc.com.

Forward-Looking Statements

Statements in this news release may contain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1993and Section 21E of the Securities Exchange Act of 1934. Such statements may involve various risks and uncertainties, some of which may be discussed in the Company's most recent report on Form 10-K and subsequently filed SEC reports. There is no assurance any forward-looking statements will prove accurate, as actual results and future events could differ materially from those presently anticipated.